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                                                                Exhibit 2.1

                          CERTIFICATE OF INCORPORATION
                       VIATECH COMMUNICATIONS GROUP, INC.

FIRST:  The name of this Delaware corporation is:

                       Viatech Communications Group, Inc.

SECOND: The name and address of the Corporation's Registered Agent is:

                       Corporate Creations Enterprises, Inc.
                       686 North Dupont Boulevard #302
                       Milford, DE 19963
                       Kent County

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Delaware law.

FOURTH: The Corporation shall have the authority to issue 20,000,000 shares of common stock, par value $.0001 per share.

FIFTH: The directors shall be protected from personal liability to the fullest extent permitted by law.

SIXTH: The name and address of the incorporator is:

                       Corporate Creations International Inc.
                       401 Ocean Drive, Suite 312, Door Code #125
                       Miami Beach, FL 33139-6629

The undersigned incorporator through its authorized representative executed this Certificate of Incorporation on March 26, 1996.

CORPORATE CREATIONS INTERNATIONAL INC.

By:   /s/ LUIS A. URIARTE
    ---------------------------
Name:  Luis A. Uriarte
Its:   Vice President